SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This is a Separation Agreement and General Release of Claims ("Agreement") dated as of December 19, 2025 between Flora Growth Corp. (the "Company"), and Clifford Starke's, his marital community (if any), and heirs ("Consultant").  Consultant and the Company are referenced together herein as the "Parties."

RECITALS

A. WHEREAS, Consultant has been employed by the Company since December 27, 2022.

B. WHEREAS, Consultant's service relationship or other relationships with any of the Company Releasees (as defined below) will separate effective December 19, 2025 ("Separation Date").

C. Though this Agreement, Consultant and Company mutually desire to settle all claims Consultant has or might have against the Company through the date of execution hereof, including but not limited to those arising out of or relating to Consultant's prior service to the Company, and/or any Company Releasee, and/or the termination thereof.

TERMS AND SETTLEMENT

1. Effective Date.  This Agreement shall become effective immediately after the day it is signed by Consultant.

2. No Admission of Liability.  None of the Parties, by entering into and fulfilling this Agreement, admit to any wrongdoing or liability, and each party denies any allegation of wrongdoing.  The Parties intend, by their actions pursuant to this Agreement, merely to avoid the expense, delay, uncertainty, and burden of potential litigation.

3. Consideration by the Company.  In consideration for Consultant's promises made herein, the Company agrees to the following, which Consultant acknowledges and agrees is full and adequate consideration for Consultant's execution of this Agreement. As consideration for entering into this Agreement, provided that Consultant meets all of Consultant's promises and obligations under this Agreement, including signing, and not revoking, the release of claims, the Company will do the following:

3.1. Severance.  Provided that Consultant meets all of Consultant's promises and obligations under this Agreement, including signing, and not revoking, the release of claims, the Company will pay Consultant the gross amount of $895,000, and 13,000 Restricted Share Awards ("RSAs") to be granted by the Compensation Committee of the Board of Directors of the Company.

Consultant agrees and acknowledges that Consultant would have no right to the severance benefits provided by this Agreement but for Consultant's execution and compliance with the terms of this Agreement.

4. Entire Consideration.  Consultant agrees that the consideration set forth in Paragraph 3 and its subparts shall constitute the entire consideration provided in return for Consultant's promises and agreements herein, and that Consultant will not seek any further remuneration or payment from the Company for wage, damage, interest, penalty, expense, action, attorneys' fees or cost, either individually or as part of a class, in connection with the matters encompassed by the Agreement and/or arising out of Consultant's services to the Company and/or the termination thereof.  Consultant agrees that the consideration set forth in Paragraph 3 exceeds the payment Consultant would otherwise be entitled to receive upon the termination of Consultant's service relationship.

5. Taxes.  The Company makes no representations or warranties with respect to the tax consequences of the consideration provided to Consultant or made on Consultant's behalf under the terms of this Agreement. Consultant agrees and understands that Consultant is responsible for payment, if any, of local, state, and/or federal taxes on the consideration provided hereunder by the Company and any penalties or assessments thereon. Consultant further agrees to indemnify and hold the Releasees harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Consultant's failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys' fees and costs.

6. Section 409A.  It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder ("Section 409A") and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.  The Company and Consultant will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Consultant under Section 409A. In no event will the Releasees reimburse Consultant for any taxes that may be imposed on Consultant as a result of Section 409A.

7. Return of the Company's Property.  Consultant represents that as of the Separation Date, Consultant has returned any and all confidential and/or proprietary information of the Company (including but not limited to those of its clients and prospective clients) and other property of the Company in Consultant's possession.  Such property includes, but is not limited to, all tangible and intangible property belonging to the Company and relating to Consultant's services to the Company, including computer/network password(s).  By executing this Agreement, Consultant represents and warrants that Consultant has not retained any copies, electronic or otherwise, of such property.

8. Payment of Salary.  Consultant acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation/paid time off, housing allowances, relocation costs, interest, severance, outplacement costs, fees, stock, stock options, vesting, commissions and any and all other benefits and compensation due to Consultant, including the Company's obligation to pay Consultant's earned and unpaid salary through the Separation Date.

9. Release of Claims.  In consideration for the promises set forth in this Agreement, Consultant does hereby - for Consultant and for Consultant's heirs, spouse, representatives, attorneys, executors, administrators, successors, relatives and assigns - release the Company and all of its current and former corporate subsidiaries, brother/sister companies, affiliates, partners, predecessors, successors and assigns, and all of their current and former owners, directors, officers, supervisors or managers, employees, agents, representatives, employee benefit plans and fiduciaries of such plans, and attorneys and all persons acting under, by, through, or in concert with any of them (collectively "Company Releasees"), from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses  (including but not limited to attorneys' fees), damages, of whatever kind or nature, including but not limited to any statutory, civil, administrative, or common law claims, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed, arising out of any act or omission occurring before the Effective Date of this Agreement, including but not limited to any claims based on, arising out of, or related to Consultant's service relationship with Company or the termination thereof, any claims for any alleged physical or emotional injuries, and/or any claims arising from rights under federal, state, and/or local laws relating to the regulation of federal or state tax payments or accounting; federal, state or local laws that prohibit harassment, discrimination or retaliation on the basis of race, national origin, age, religion, sex, gender, age, marital status, bankruptcy status, disability, perceived disability, ancestry, sexual orientation, family and medical leave, or any other form of harassment, discrimination, or retaliation; statutory or common law claims of any kind, including but not limited to:

a. Title VII of the Civil Rights Act of 1964, the Americans with Disability Act of 1990, as amended;

b. The Fair Labor Standards Act, the Employee Retirement Income Security Act of 1971, as amended;

c. Any statutory provision regarding retaliation/discrimination including retaliation prohibited by Labor Code §§ 1102.5, 232.5, and 132(a), the Occupational Safety and Health Act, as amended, the Sarbanes-Oxley Act of 2002;

d. Contract, tort, and property rights, breach of contract, breach of implied-in-fact contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, invasion of privacy, unfair competition, misrepresentation, defamation, wrongful termination, tortious infliction of emotional distress (whether intentional or negligent), breach of fiduciary duty, violation of public policy, or any other common law claim of any kind whatsoever; any claim for damages or declaratory or injunctive relief of any kind;

e. The federal Fair Credit Reporting Act;

f. Florida Civil Rights Act of 1992, Fla. Stat. § 760.01-760.11; Fla. Stat. § 725.07 (equal pay); Fla. Stat. § 448.07 (wage discrimination); Fla. Stat. §§ 448.101-448.105 (whistleblower protection, public and private employees); Whistle-blower's Act, Fla. Stat. §§ 112.3187-112.31895 (whistleblower protection for public employees and independent contractors doing business with an agency); Fla. Stat. § 40.271 (jury duty); the Florida Minimum Wage Act, Fla. Stat. § 448.110; the Florida Workers' Compensation Act, Fla. Stat. § 440.205; Fla. Stat. §§ 448.01-448.09;

g. Any claim for wages, bonuses, incentive compensation, commissions, stock, stock options, equity or equity-linked interests, vacation pay or any other compensation or benefits; and

h. Any amounts allegedly due as wages, benefits, penalties or damages as a result of the service relationship or the termination of the service relationship.

10. No Worker's Compensation Pending.  Consultant expressly represents and warrants that Consultant has not suffered any workplace injury during Consultant's performance of services for the Company, and has not filed, and has no intention of filing and/or pursuing any claim for workers' compensation benefits against the Company.  The Company expressly relies on Consultant's representation as a material inducement to enter into this Agreement.

11. ADEA Release.  Consultant specifically agrees and acknowledges:

a. That Consultant's waiver of rights under this Agreement includes a release of all claims relating to Consultant's age and is knowing and voluntary as required under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. ("ADEA") and the Older Workers Benefit Protection Act ("OWPA");

b. That Consultant understands the terms of this Agreement;

c. That Consultant has been advised to consult with an attorney prior to executing this Agreement;

d. That Consultant's waiver under this Agreement is in exchange for consideration which Consultant is not otherwise entitled to;

e. That the Company has given Consultant a period of up to twenty-one (21) days within which to consider this Agreement;

f. That, following Consultant's execution of this Agreement, Consultant has seven (7) days in which to revoke Consultant's agreement to this Agreement by notifying the Company in writing and that, if Consultant chooses not to so revoke, the Agreement shall then become effective and enforceable and the payment listed above shall then be made to Consultant in accordance with the terms of this Agreement;

g. This Agreement does not release ADEA and OWPA claims occurring after the date of signing.

12. No Filings and Covenant Not to Sue.  A "covenant not to sue" is a legal term that means a person promises not to file a lawsuit or other legal proceeding.  It is different from the release of claims contained above.  Besides waiving and releasing the claims above, subject to paragraph 15 of this Agreement, Consultant promises never to file or prosecute any legal claim of any kind against any of the Company Releasees identified in Paragraph 9 in any forum for any reason based on any act, omission, event, occurrence, or nonoccurrence, from the beginning of time to the Effective Date, including but not limited to claims, laws or theories covered by the General Release.  Excluded from this covenant not to sue (which means that Consultant still may file certain charges) is the right to file charges with, or assist/participate in an investigation conducted by, any agency that expressly prohibits waiver of such rights, such as the U.S. Equal Employment Opportunity Commission.

13. Confidentiality.  Subject to Paragraph 15 of this Agreement, Consultant agrees that Consultant will not disclose the terms of this Agreement to any individual or entity, except to Consultant's spouse, attorney, tax consultant, accountant, state and federal tax authorities, or as required by law. Consultant also agrees to abide by the continuing obligations in any confidentiality, nondisclosure, or arbitration agreements executed during his or her service relationship, and specifically agrees to hold in the strictest confidence, and not to use or to disclose, to any person, firm or corporation, any non-public information that relates to the actual or anticipated business, research or development of the Company, or to the Company's technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company's products or services and markets therefor, customer lists and customers, suppliers and vendors, software, developments, inventions, processes, formulas, technology, prototypes, designs, sketches, drawings, engineering, hardware configuration information, marketing plans, finances, pilot projects, and other business information ("Company Confidential Information").  Company Confidential Information does not include any of the foregoing items to the extent the same have become publicly known and made generally available through no wrongful act of Consultant or others. Notwithstanding any other provision in this Agreement, nothing in this agreement prevents Consultant from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Consultant has reason to believe is unlawful.

14. Cooperation.  Consultant agrees to reasonably cooperate with the Company's reasonable requests for information after the Separation Date (including in connection with any pending litigation, arbitration, or other legal dispute which may relate to Consultant's job duties or tasks during his service relationship).  The Company will only make such requests when it deems necessary, and when the information sought is not otherwise available within the Company.

15. Protected Activities.  Nothing contained in this Agreement, any other agreement with the Company, or any Company policy limits Consultant's ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a "Government Agency"), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (the "SEC"); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) exercise any rights under Section 7 of the National Labor Relations Act, which are available to non-supervisory employees, including assisting co-workers with or discussing any employment issue as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Consultant has reason to believe is unlawful; or (v) testify truthfully in a legal proceeding.  Any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on Consultant's behalf, Consultant waives any right to monetary or other individualized relief (either individually or as part of any collective or class action), but the Company will not limit any right Consultant may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency

16. Non-Disparagement.  Subject to Paragraph 15 of this Agreement, Consultant agrees not to make any oral or written disparaging statements (including through social media or any other means) concerning the Company, it products or services, or any of the Company's affiliates or current or former officers, directors, shareholders, employees or agents.

17. Continuing Obligations.  Consultant's obligations under Paragraph 10 of the Consulting Agreement and any other confidentiality, assignment of inventions, and restrictive covenants agreement that Consultant entered into with the Company or any other policies and agreements with continuing obligations (collectively, the "Continuing Obligations") will survive in accordance with their terms.

18. No Attorneys' Fees and Costs. The Parties agree that they shall bear their own respective costs and fees, including attorneys' fees, in the negotiation and execution of this Agreement.

19. Full and Independent Knowledge.  The Parties represent that they have thoroughly discussed all aspects of this Agreement with their respective attorneys (or have been provided the right to do so), fully understand all of the provisions of the Agreement, and are voluntarily and knowingly entering into this Agreement.

20. Ownership of Actions.  Consultant has not transferred or assigned, or purported to transfer or assign, to any person or entity, any action described in this Agreement.  Consultant further agrees to indemnify and hold harmless each and all of the Company Releasees against any and all actions based upon, arising out of, or in any way connected with any such actual or purported transfer or assignment.

21. Governing Law.  This Agreement shall be governed by and interpreted under the laws of the State of Florida applicable to contracts made and to be performed entirely within Florida.

22. Severability.  Should any provision in this Agreement be determined to be invalid, the validity of the remaining provisions shall not be affected thereby, and the invalid provision shall be deemed not to be part of this Agreement, and all remaining provisions shall remain valid and enforceable.

23. Entire Agreement.  This Agreement sets forth the entire agreement between the Parties and supersedes any prior agreements between the Parties pertaining to the subject matter of this Agreement; provided however, any Continuing Obligations will survive in accordance with their terms.

24. No Representations.  The Parties acknowledge that, except as expressly set forth herein, no representations of any kind or character have been made by any other Party or that Party's agents, representatives, or attorneys to induce the execution of this Agreement.  It is further understood and agreed that Consultant has not relied upon any advice whatsoever from the Company or its counsel.

25. No Modification or Waiver.  No modification or waiver of the terms of this Agreement shall be effective unless it appears in a writing signed by all Parties to this Agreement.

26. Interpretation of Agreement.  The language of all parts in this Agreement shall be construed as a whole, according to fair meaning, and not strictly for or against any party.  The headings provided in underline are inserted for the convenience of the Parties and shall not be construed to limit or modify the text of this Agreement.

27. Successors.  This Agreement shall be binding upon the Parties, and their heirs, representatives, executors, administrators, successors, and assigns, and shall inure to the benefit of each and all of the Company Releasees, and to their heirs, representatives, executors, administrators, successors, and assignees.

28. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Furthermore, signatures delivered via facsimile transmission or portable document format (PDF) shall have the same force effect as the originals thereof, except that any Party has the right to insist on receipt of the original signature of the other Party before complying with its own obligations under this Agreement.

29. Termination of Payments.  If Consultant materially breaches any of Consultant's obligations under this Agreement, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate and/or enforce the return of its payments to Consultant or for Consultant's benefit under this Agreement.  The termination and/or return of such payments in the event of Consultant's breach will not affect Consultant's continuing obligations under this Agreement.

30. Notification.  Notice to be given under this Agreement shall be sent to the Company care of its Human Resources Department and to Consultant at the addresses listed on the signature page hereto.

THE UNDERSIGNED STATE THAT THEY HAVE CAREFULLY READ THE AGREEMENT, HAVE BEEN ADVISED OF THEIR RIGHT TO CONSULT WITH COUNSEL CONCERNING THIS AGREEMENT, AND KNOW AND UNDERSTAND ITS CONTENTS.

AGREEING PARTIES

Dated: December 19, 2025	/s/ Clifford Starke
Clifford Starke

Dated: December 19, 2025	FLORA GROWTH CORP.

	Sign:	/s/ Daniel Reis-Faria
Daniel Reis-Faria, Chief Executive Officer